QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Strategic Education, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

Dear Fellow Stockholder:

        You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Strategic Education, Inc. (the "Company") (f/k/a Strayer Education, Inc.), to be held at 8:00 a.m. (CT) on Tuesday, April 30, 2019, at the Company's Minneapolis office, 225 South 6th Street, 3rd Floor, Minneapolis, Minnesota 55402.

        At this year's meeting, you will be asked:

  •
  To elect eleven directors from the nominees named in the attached proxy statement;

  •
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm;

  •
  To conduct an advisory vote on the compensation of the named executive officers; and

  •
  To consider any other matters that may properly come before the meeting.

        This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. Importantly, it also describes how your Board of Directors operates, gives information about director candidates, and provides information about the Company, including our compensation practices.

        Your vote is important. We encourage you to cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

        We look forward to seeing you at the 2019 Annual Meeting of Stockholders.

Sincerely,
ROBERT S. SILBERMAN Chairman of the Board

March 7, 2019
Attachment: Financial Summary

 FINANCIAL SUMMARY

        While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the Proxy Statement. Below are the Selected Financial Data tables for the five years ended December 31, 2018 from our 2018 Annual Report. The tables provide key information on revenues, profitability, returns, balance sheet strength, and capital allocation.(1)

	Year Ended December 31,
	2014	2015	2016	2017	2018
	(Dollar and share amounts in thousands, except per share data)
Income Statement Data:
Revenues	$446,041	$434,437	$441,088	$454,851	$634,185

Costs and expenses:
Instruction and educational support	240,441	234,145	242,099	249,939	340,076
Marketing	66,495	70,084	79,025	82,540	136,979
Admissions advisory	16,661	16,304	17,832	19,004	31,466
General and administration	44,835	44,647	47,873	46,792	57,056
Amortization of intangible assets	—	—	—	—	25,694
Merger costs	—	—	—	11,879	45,745
Fair value adjustments and impairment of intangible assets	(4,138)	(441)	(3,213)	(7,512)	19,909

Total costs and expenses	364,294	364,739	383,616	402,642	656,925

Income (loss) from operations	81,747	69,698	57,472	52,209	(22,740)
Other income (expense)	(5,131)	(3,567)	(180)	437	3,601

Income (loss) before income taxes	76,616	66,131	57,292	52,646	(19,139)
Provision (benefit) for income taxes	30,260	26,108	22,490	32,034	(3,468)

Net income (loss)	$46,356	$40,023	$34,802	$20,612	$(15,671)

Net income (loss) per share:
Basic	$4.39	$3.78	$3.28	$1.93	$(1.03)
Diluted	$4.35	$3.73	$3.21	$1.84	$(1.03)
Weighted average shares outstanding:
Basic	10,561	10,588	10,610	10,678	15,190
Diluted(a)	10,650	10,740	10,845	11,199	15,190
Other Data:
Depreciation and amortization	$20,630	$18,104	$17,817	$18,733	$54,543
Stock-based compensation expense	$9,453	$10,213	$10,767	$11,627	$15,532
Capital expenditures	$6,902	$12,692	$13,161	$18,051	$27,547
Cash dividends per common share (paid)	$—	$—	$—	$1.00	$1.50
Average enrollment(b)	40,254	40,450	41,556	44,155	63,638
Full-time employees(c)	1,455	1,401	1,542	1,389	3,017

(1)
The information set forth above is unaudited and has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included or incorporated by reference in the Company's Annual Report on Form 10-K.

	At December 31,
	2014	2015	2016	2017	2018
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$162,283	$106,889	$129,245	$155,933	$386,531
Working capital(d)	140,316	74,761	100,704	121,282	295,230
Total assets	307,815	248,434	298,696	321,278	1,661,029
Long-term debt	112,500	—	—	—	—
Other long-term liabilities	46,248	47,987	50,483	43,015	110,674
Total liabilities	215,083	105,578	110,322	112,081	235,805
Total stockholders' equity	92,732	142,856	188,374	209,197	1,425,224

(a)
Diluted weighted average shares outstanding include common shares issued and outstanding, and the dilutive impact of restricted stock, restricted stock units, and outstanding stock options using the Treasury Stock Method.

(b)
Reflects average student enrollment for Strayer University for the four academic terms for each year indicated, and for Capella University from August 1, 2018 to December 31, 2018.

(c)
Reflects full-time employees including full-time faculty as of December 31 of each year.

(d)
Working capital is calculated by subtracting current liabilities from current assets.

Adjusted Selected Financial Data

        On August 1, 2018, we completed our merger with Capella Education Company ("CEC" or "Capella") pursuant to a merger agreement dated October 29, 2017. Pursuant to the merger, we issued 0.875 shares of our common stock for each issued and outstanding share of CEC common stock. Outstanding equity awards held by current CEC employees and certain non-employee directors of CEC were assumed by us and converted into comparable SEI awards at the exchange ratio. Outstanding equity awards held by CEC non-employee directors who did not serve as directors of SEI after completion of the merger, and awards held by former CEC employees were settled upon completion of the merger as specified in the merger agreement.

        Our results of operations for the year ended December 31, 2018 include the results of CEC from the merger date, and prior periods do not include the financial results of CEC prior to the merger date. Accordingly, the financial results of each period presented are not directly comparable. Financial performance for certain elements of management compensation is evaluated based on adjusted financial measures including Adjusted Revenue, Adjusted EBIT, and Adjusted Diluted Earnings per Share. These measures are not required by or prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These measures, which are considered "non-GAAP financial measures" under SEC rules, are defined by us to exclude charges associated with our merger with CEC and fair value adjustments primarily related to our acquisition of NYCDA. When considered together with GAAP financial results, we believe these measures provide management and investors with an additional understanding of our business and operating results, including underlying trends associated with the Company's ongoing operations.

        Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures may be considered in addition to, but not as a substitute for or superior to, GAAP results. A reconciliation of these measures to the most directly comparable GAAP measures for the years ended December 31, 2018 and 2017 is provided below.

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2018

		Non-GAAP Adjustments
	As Reported (GAAP)	Contract Liabilities Adjustment(1)	Amortization of Acquired Assets(2)	Merger Costs(3)	Fair Value Adjustments and Impairment of Intangible Assets(4)	Other Tax Adjustments(5)	As Adjusted (Non-GAAP)
Revenue	$634,185	$28,748	$—	$—	$—	$—	$662,933
Total costs and expenses	656,925	—	(25,694)	(45,745)	(19,909)	—	565,577

Income (loss) from operations	(22,740)	28,748	25,694	45,745	19,909	—	97,356
Other income, net	3,601	—	—	—	—	—	3,601

Income (loss) before income taxes	(19,139)	28,748	25,694	45,745	19,909	—	100,957
Provision (benefit) for income taxes	(3,468)	—	—	—	—	29,348	25,880

Net income (loss)	$(15,671)	$28,748	$25,694	$45,745	$19,909	$(29,348)	$75,077

Earnings per share:
Basic	$(1.03)						$4.94
Diluted	$(1.03)						$4.75
Weighted average shares outstanding:
Basic	15,190						15,190
Diluted	15,190						15,801

Reconciliation of Reported to Adjusted Results of Operations for the year ended December 31, 2017

		Non-GAAP Adjustments
	As Reported (GAAP)	Contract Liabilities Adjustment(1)	Amortization of Acquired Assets(2)	Merger Costs(3)	Fair Value Adjustments and Impairment of Intangible Assets(4)	Other Tax Adjustments(5)	As Adjusted (Non-GAAP)
Revenue	$454,851	$—	$—	$—	$—	$—	$454,851
Total costs and expenses	402,642	—	—	(11,879)	7,512	—	398,275

Income (loss) from operations	52,209	—	—	11,879	(7,512)	—	56,576
Other income, net	437	—	—	—	—	—	437

Income (loss) before income taxes	52,646	—	—	11,879	(7,512)	—	57,013
Provision (benefit) for income taxes	32,034	—	—	—	—	(9,892)	22,142

Net income (loss)	$20,612	$—	$—	$11,879	$(7,512)	$9,892	$34,871

Earnings per share:
Basic	$1.93						$3.27
Diluted	$1.84						$3.11
Weighted average shares outstanding:
Basic	10,678						10,678
Diluted	11,199						11,199

(1)
Reflects a purchase accounting adjustment to record Capella University contract liabilities at fair value as a result of the Company's merger with CEC.

(2)
Reflects amortization expense related to intangible assets associated with the Company's merger with CEC.

(3)
Reflects transaction and integration charges associated with the Company's merger with CEC.

(4)
Reflects adjustments to the value of contingent consideration in 2017, and an impairment of intangible assets in 2018, related to the Company's acquisition of the New York Code and Design Academy.

(5)
Reflects tax adjustments utilizing an adjusted annual effective tax rate of 25.6% and 38.8% for 2018 and 2017, respectively.

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2019 Annual Meeting of Stockholders of Strategic Education, Inc. (the "Company"), will be held at the Company's Minneapolis office, 225 South 6th Street, 3rd Floor, Minneapolis, Minnesota 55402, on Tuesday, April 30, 2019, at 8:00 a.m. (CT) for the following purposes:

  1.
  To elect eleven directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

  3.
  To conduct an advisory vote on the compensation of the named executive officers.

  4.
  To consider and act upon such other business as may properly come before the meeting.

        THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF MARCH 4, 2019. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO CAST YOUR VOTE OVER THE INTERNET, BY TELEPHONE, OR TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors
Lizette B. Herraiz Secretary

Herndon, Virginia
March 7, 2019

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 561-1600

PROXY STATEMENT
Annual Meeting of Stockholders
April 30, 2019

        This Proxy Statement is being furnished to holders of the common stock of Strategic Education, Inc. (the "Company"), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Company (the "Board") of proxies to be voted at the 2019 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 8:00 a.m. local time on Tuesday, April 30, 2019, at the Company's Minneapolis office, 225 South 6th Street, 3rd Floor, Minneapolis, Minnesota 55402.

        The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Company by mail or by personal interview, telephone and facsimile by directors, officers and other management employees of the Company, who will receive no additional compensation for their services. The Company has also retained Alliance Advisors, LLC to provide proxy solicitation services for a fee of approximately $12,000, plus reimbursement of its out-of-pocket expenses.

        Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the Company's headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the meeting and voting in person. Attending the Annual Meeting will not automatically revoke a stockholder's prior proxy.

        We began making this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card available on or about March 8, 2019 to all stockholders entitled to vote. At the close of business on March 4, 2019, the record date for the Annual Meeting, there were 21,936,567 shares of the Company's common stock outstanding and entitled to vote at the meeting. Only common stockholders of record on March 4, 2019 will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

        At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Company's Bylaws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors (Proposal 1) must receive more votes cast for his or her election than votes cast against his or her election. Ratification of the appointment of the Company's independent registered public accounting firm (Proposal 2), approval of the advisory vote on the compensation of our named executive officers (Proposal 3), and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposals 2 and 3 are advisory only, and as discussed in more detail below, the voting results are not binding, although the Board of Directors will consider the results of such proposals.

        You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed Notice. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, and in favor of Proposals 2 and 3. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

        The Board of Directors has adopted a corporate governance policy concerning the "holdover" of any director not elected by a majority vote in an uncontested election. Any director who fails to receive the requisite majority vote would be required to promptly offer his or her resignation and the Board, following the recommendation of the Nominating and Corporate Governance Committee, would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a "holdover" director. A copy of this policy is available on our website at www.strategiceducation.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 30, 2019

        The Notice of Annual Meeting, Proxy Statement and Annual Report are available free of charge at http://www.viewproxy.com/StrategicEducation/2019.

 PROPOSAL 1

Election of Directors

        We are requesting that the stockholders elect eleven members to the Board of Directors at the Annual Meeting.

        The Nominating and Corporate Governance Committee (the "Nominating Committee") considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Company. By true independence we mean the willingness to challenge a forceful, talented CEO and management team with a good track record when something is wrong or foolish. People with this trait are both very valuable and hard to find; they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial—without it all the other great traits are of little help. The Nominating Committee strives for the Board to be comprised of directors with a diversity of experience and personal backgrounds. The Nominating Committee considers the prospective director's skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Company's shares. The Nominating Committee focuses on the prospective director's understanding that maintaining the high academic quality of the two accredited institutions served by the Company, Strayer University and Capella University, is central to maintaining and growing the Company's value. (It is perhaps obvious, though worth noting, that the criteria for service on Strayer University's Board of Trustees and Capella University's Board of Directors, while sharing some of the same criteria as the Company, are different, and that it is important to have some individuals who can serve on multiple Boards effectively.) Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

        In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness.

        The Nominating Committee will entertain recommendations from common stockholders that are submitted in writing to the Company, provided that such common stockholders (i) beneficially own more than 5% of the Company's common stock or (ii) have beneficially owned more than 1% of the Company's common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Ms. Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate's name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion. The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation.

        Once it has been determined that a candidate meets the Board's criteria on paper, there is a selection process which includes, but is not limited to, background and reference checks and interviews with not only the Nominating Committee but other Board members, executive management and other professionals such as the Company's auditors or outside counsel, as deemed necessary. Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Company must also comply with the Company's Bylaws regarding stockholder proposals and nominations. See "Stockholder Proposals" contained in this proxy statement.

        The Board of Directors recommends that stockholders vote "for" the nominees listed below. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Company.

 Nominees for Directors

Name/Title	Age	Board Committees	Year first elected to Strategic Board
Robert S. Silberman, Executive Chairman	61	—	2001
J. Kevin Gilligan, Vice Chairman	64	—	2018
Robert R. Grusky,(a)(b) Director	61	Nominating	2001
Dr. Charlotte F. Beason,(b) Director	71	Nominating	1996
Rita D. Brogley,(b) Director	53	Compensation	2018
Dr. John T. Casteen, III,(b) Director	75	Nominating	2011
H. James Dallas,(b) Director	60	Audit	2018
Nathaniel C. Fick,(b) Director	41	Audit	2016
Karl McDonnell, Chief Executive Officer & Director	53	—	2011
Todd A. Milano,(b) Director	66	Compensation	1996
G. Thomas Waite, III,(b) Director	67	Audit/Compensation	1996

(a)
Mr. Grusky is presently serving as the Board's Presiding Independent Director.

(b)
Independent director.

Mr. Robert S. Silberman has been a Director of the Company since March 2001. He was Chairman of the Board from February 2003 to 2013 and Chief Executive Officer from March 2001 to 2013. Mr. Silberman was named Executive Chairman of the Board in 2013. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Since 2014, he has served as a Managing Director of Equity Group Investments. He also serves on the Board of Directors of Twenty-First Century Fox, Inc., Covanta Holding Company, and Par Pacific Holdings; and is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor's degree in history from Dartmouth College and a master's degree in international policy from The Johns Hopkins University.

Mr. Silberman has been a driving force behind the growth of the Company. He leads the Board with a deep appreciation of the Company's history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Company. The Nominating Committee believes that based on his experience and expertise in business management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Company.

Mr. J. Kevin Gilligan served as the Chief Executive Officer and a member of the Board of Directors of Capella Education Company beginning in March 2009, and was appointed the Chairman of the Board of Capella Education Company in February 2010, positions he held until being appointed as Executive Vice Chairman of the Board of Strategic Education, Inc. on August 1, 2018. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board for ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. Mr. Gilligan also served as President of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan holds a bachelor's degree in economics from Boston College. The Nominating Committee believes that given Mr. Gilligan's vast experience as a leader in higher education, and his business and strategic planning expertise, he should serve as a director of the Company.

Mr. Robert R. Grusky is the Founder and has been the Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal and Member from 2000 to 2005, and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He also serves on the Board of Directors of AutoNation, Inc. Mr. Grusky has served on the Board since 2001, is the Chair of the Nominating Committee, and currently serves as the Presiding Independent Director. He holds a bachelor's degree in history from Union College and a master's degree in business administration from Harvard University. The Nominating Committee believes that Mr. Grusky's owner orientation, understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board and that he should serve as a director of the Company.

Dr. Charlotte F. Beason is a consultant in education and health care administration. She was Executive Director of the Kentucky Board of Nursing from 2005 to 2012. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing). From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on the Board since 1996 and is a member of the Nominating Committee. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor's degree in nursing from Berea College, a master's degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason's record of leadership in education, accreditation, and public administration provides the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Company.

Ms. Rita D. Brogley is an experienced executive and entrepreneur in both early stage and large public companies. She joined Facebook, Inc. in November 2016 and is the Head of Global Enterprise Partnerships for Messaging Platforms and Community Management. Prior to that, Ms. Brogley served as President and CEO of MyBuys, a marketing technology company, from 2012 until its merger with Magnetic in 2015. From 2008 to 2011, Ms. Brogley was the CEO of Amadesa, a technology provider of website testing and optimization, and from 2000 to 2002, she served as the President and CEO of Moxi Digital. Ms. Brogley served as Director of Business Development and Marketing Europe for Microsoft TV from 1997 to 2000 and was a management consultant with Bain and Company from 1995 to 1997. Ms. Brogley served on the Board of Capella Education Company from 2014 until her appointment to the Board of Strategic Education, Inc. on August 1, 2018. She is a member of the Compensation Committee. Ms. Brogley holds a bachelor's degree in industrial engineering from Northwestern University and a master's degree in business administration from the Harvard Business School. The Nominating Committee believes that based on her experience as an executive and entrepreneur in both early state and large public companies, and given her vast knowledge of strategy, business development and analytics, Ms. Brogley should serve as a director of the Company.

Dr. John T. Casteen, III is the President Emeritus and University Professor at the University of Virginia, where he teaches courses in literature, cultural history, and public policy. He served as President of the University of Virginia from 1990 through 2010. He was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Dr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. Dr. Casteen is on the board of directors of Altria, Inc. Dr. Casteen is also director of a number of charitable and privately-held business entities, including ECHO 360, and the Jamestown-Yorktown Foundation. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Dr. Casteen has been a member of the Board since 2011, and is on the Nominating Committee of the Board. Dr. Casteen holds a bachelor's degree, master's degree and a Ph.D. in English from the University of Virginia, as well as several honorary degrees, including degrees from the Universities of Athens (Greece) and Edinburgh (Scotland) and two community colleges in Virginia. The Nominating Committee believes that based on his experience and expertise in educational leadership, educational policy, academic affairs, and government affairs, Dr. Casteen should serve as a director of the Company.

Mr. H. James Dallas has been an independent consultant since September 2013, focusing on information technology strategy, risk, and change management through James Dallas & Associates. From March 2006 until September 2013, Mr. Dallas was with Medtronic Public Limited Company, a manufacturer of cardiac and other specialized medical devices. He was responsible for various aspects of Medtronic's operations, serving first as Medtronic's Senior Vice President and Chief Information Officer and most recently, from 2008 to 2013, as Senior Vice President, Quality and Operations. Prior to joining Medtronic, Mr. Dallas was with Georgia-Pacific Corporation, a maker of tissue, pulp, paper, packaging, building products and related chemicals, from 1984 to 2006. While at Georgia-Pacific, Mr. Dallas held various roles of increasing responsibility, ending his career with Georgia-Pacific as its Vice President and Chief Information Officer from 2002 to 2006. In addition, Mr. Dallas also serves as a director of the non-profits Grady Memorial Hospital Corporation and the Atlanta Community Food Bank. Prior to joining the Board of Strategic Education on August 1, 2018, on which he serves as a member of the Audit Committee, he served on the Board of Capella Education Company. He also serves on the boards of KeyCorp and WellCare Health Plans, Inc. Mr. Dallas holds a bachelor's degree in accounting from the University of South Carolina-Aiken, and a master's of business administration from Emory University. The Nominating Committee believes that with more than 30 years' experience with information technology, business strategy and risk identification and mitigation, Mr. Dallas should serve as a director of the Company.

Mr. Nathaniel C. Fick is the Chief Executive Officer of Endgame, a technology firm focusing on cybersecurity. He previously served as a Captain in the United States Marine Corps, leading infantry and reconnaissance units in combat in Afghanistan and Iraq. His book about that experience, "One Bullet Away," was a New York Times bestseller, a Washington Post "Best Book of the Year," and one of the Military Times' "Best Military Books of the Decade." Mr. Fick is a graduate of Dartmouth College, the Harvard Kennedy School, and the Harvard Business School, and serves as a Trustee of Dartmouth College. Mr. Fick was elected to the Board in 2016, and serves on the Audit Committee. The Nominating Committee believes that based on his experience and expertise in leadership, cybersecurity, and his educational background, Mr. Fick should serve as a director of the Company.

Mr. Karl McDonnell was named Chief Executive Officer of the Company in May 2013, and served as President and Chief Operating Officer from 2006 to 2013. Prior to joining the Company, Mr. McDonnell served as Chief Operating Officer of InteliStaf Healthcare, Inc., one of the nation's largest privately-held healthcare staffing firms. Prior to his tenure at InteliStaf, he served as Vice President of the Investment Banking Division at Goldman, Sachs & Co. Mr. McDonnell has held senior management positions with several Fortune 100 companies, including The Walt Disney Company. Mr. McDonnell has served on the Board since 2011. Mr. McDonnell holds a bachelor's degree from Virginia Wesleyan College and a master's degree in business administration from Duke University. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management and human capital development, Mr. McDonnell should serve as a director of the Company.

Mr. Todd A. Milano is President Emeritus and Ambassador of Central Penn College, where he served as President and Chief Executive Officer from 1989 to 2012. Mr. Milano has served on the Board since 1996 and is a member of the Compensation Committee of the Board. Mr. Milano served as a member of the Strayer University Board of Trustees from 1992 until December 2018. Mr. Milano holds a bachelor's degree in industrial management from Purdue University. Having served on the Board for more than 20 years, Mr. Milano knows the Company's business, history, and culture of quality education. He is a leader in higher education and uses his experience to provide critical input into the Company's operations and management. The Nominating Committee believes that based on his experience and expertise in academic affairs, educational management, accrediting activities and organizational leadership, Mr. Milano should serve as a director of the Company.

Mr. G. Thomas Waite, III has been Treasurer and Chief Financial Officer of the Humane Society of the United States since 1997 and prior to that served as Controller beginning in 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is Chair of the Audit Committee, and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor's degree in commerce from the University of Virginia and is a Certified Public Accountant. Mr. Waite is a leader in philanthropy and the non-profit sector, which is the Company's indispensable partner in fulfilling our mission of providing quality education to working adults. His experience as a chief financial officer brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committees on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Company.

Director Compensation

        Director compensation is designed to:

  •
  Align with long-term stockholder interests;

  •
  Ensure the Company can attract and retain outstanding director candidates who meet the criteria outlined in this proxy statement;

  •
  Recognize the time commitments necessary to oversee the Company; and

  •
  Support the independence of thought required of a good director.

        The Nominating Committee reviews non-employee director compensation regularly and the resulting recommendations are presented to the full Board for discussion and approval. Current director compensation is as follows:

  •
  Annual Retainer.  Each eligible director is paid an annual fee of $150,000. Of this amount, at least 50% (or $75,000) of the annual fee must be paid in shares of restricted stock of the Company. Restricted stock is issued to directors on the date of the annual meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 50% of their annual retainer ($75,000) in either restricted stock or in cash, paid in quarterly installments. In the event any director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing director has served at least five years on the Board of Directors of the Company.

  •
  Additional Fees.  The Audit Committee Chair and the Presiding Independent Director receive an additional annual fee of $10,000. Members of the Audit Committee receive an additional annual fee of $5,000. The Board may also approve additional fees for other board-related service.

  •
  Reimbursement of Expenses.  Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

        As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock should they be declared and paid in the future.

        The following table sets forth compensation for each non-employee director for the fiscal year ended December 31, 2018. Messrs. Silberman, Gilligan and McDonnell do not receive any additional compensation for their service as directors of the Company. Their compensation is reflected in the "Summary Compensation Table" set forth below in this proxy statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)
Robert R. Grusky(b)	77,500	75,000	152,500
Dr. Charlotte F. Beason	75,000	75,000	150,000
Sen. William E. Brock(c)	56,250	75,000	131,250
Rita D. Brogley(d)	18,750	37,500	56,250
Dr. John T. Casteen, III	82,500	75,000	157,500
H. James Dallas(d)	20,000	37,500	57,500
Nathaniel C. Fick	80,000	75,000	155,000
Todd A. Milano	55,000	80,000	135,000
G. Thomas Waite, III	85,000	75,000	160,000
J. David Wargo(e)	78,750	75,000	153,750

(a)
Amounts represent the aggregate grant date fair value computation in accordance with FASB ASC Topic 718.

(b)
Mr. Grusky is presently serving as the Board's Presiding Independent Director.

(c)
Sen. Brock resigned from the Board on August 1, 2018, immediately prior to the effective time of the merger with Capella Education Company.

(d)
Mr. Dallas and Ms. Brogley joined the Board on August 1, 2018, and thus received prorated compensation.

(e)
Mr. Wargo has not been nominated for re-election.

        The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2018.

Outstanding Stock Awards Table

Name	Shares of Unvested Restricted Stock (#)
Dr. Charlotte F. Beason	1,810
Sen. William E. Brock	—
Rita D. Brogley	2,818
Dr. John T. Casteen, III	1,810
H. James Dallas	283
Nathaniel C. Fick	1,643
Robert R. Grusky	1,810
Todd A. Milano	2,364
G. Thomas Waite, III	1,810
J. David Wargo	1,810

Board Leadership Structure

        Our Board is comprised of independent members, as independence is defined under the NASDAQ Listing Standards, along with our Executive Chairman, Vice Chairman, and our Chief Executive Officer. The leadership structure of the Company has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives have changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. We operate with a Chairman of the Board separate from the Chief Executive Officer.

        In May of 2018 Mr. Grusky was appointed Presiding Independent Director, and as such, runs the Board in the Chairman's absence. The Presiding Independent Director presides at meetings of the Board of Directors without the Executive Chairman, Executive Vice Chairman and the CEO present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Executive Chairman's, Executive Vice Chairman's, and the CEO's performance. The Presiding Independent Director serves as the principal liaison on Board issues between the independent directors and the Executive Chairman and has the authority to:

  •
  Call meetings of the independent directors,

  •
  Ensure the quality, quantity and timeliness of information to the Board, and

  •
  Consult and communicate with stockholders.

Risk Oversight

        The Board of Directors is ultimately responsible for oversight of the risk management of the Company; the CEO is the "Chief Risk Officer." The Board reviews and approves all annual budgets, major uses of capital, major projects, and expansion plans related to the two universities. One member of the Board of Directors also serves as a member of the governing body (the Board of Trustees) of Strayer University. The Board of Trustees is made up of nine trustees, including six trustees who are unaffiliated with the Company, one trustee who is an independent member of the Company's Board of Directors, one trustee who is a member of senior leadership of the Company, and the President of Strayer University who serves as an ex officio member. Capella University's Board of Directors is comprised of eleven directors, eight of whom are unaffiliated with the Company, including a former officer of Strayer Education, as well as the President of Capella University, a learner representative, and a faculty representative. Consistent with accrediting body guidelines, the Board of Trustees of Strayer University and the Board of Directors of Capella University are responsible for the governance of their respective institutions.

        The Board and its Compensation Committee continually evaluate the Company's strategy, activities, and in particular compensation policies and practices, to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Company's compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Company's executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Company has in place a strong culture, organization structure, and compliance policies to manage operational risk effectively.

        In addition, the Audit Committee oversees management of financial risk and our Code of Business Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Company's corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees' risk oversight and other activities through regular reports by each Committee Chair to the full Board of Directors.

Board Committees

        The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:

Committee Memberships

Audit	Compensation	Nominating
G. Thomas Waite, Chair	J. David Wargo, Chair	Robert R. Grusky, Chair
Nathaniel C. Fick	Rita D. Brogley	Dr. Charlotte F. Beason
H. James Dallas	Todd A. Milano	Dr. John T. Casteen, III

  Audit Committee.

        The Audit Committee consists of Messrs. Waite (Chair), Dallas, and Fick. The Audit Committee met five times during 2018.

        The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Pursuant to the Audit Committee charter, the Audit Committee performs a variety of tasks, including being directly responsible for the appointment (subject to advisory stockholder ratification), compensation, and oversight of the Company's independent registered public accounting firm. The Audit Committee also, among other things, reviews the Company's accounting policies, unaudited quarterly earnings releases, and periodic filings with the Securities and Exchange Commission (the "SEC"), including the Company's financial statements, and regularly reports to the Board of Directors. In addition, the Audit Committee assesses the Company's cybersecurity risks, and reviews and reports to the Board of Directors on efforts taken to mitigate such risks. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities.

        The Audit Committee has a written charter, which was last amended on August 1, 2018. The Company will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Company's website, www.strategiceducation.com.

        The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Board of Directors has determined that each of Messrs. Waite, Dallas, and Fick qualify as an "audit committee financial expert," as defined by SEC rules, based on their education, experience, and background.

        A report of the Audit Committee is included below in this proxy statement.

  Compensation Committee.

        The Compensation Committee consists of Messrs. Wargo (Chair) and Milano, and Ms. Brogley.

        The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Executive Chairman, the Chief Executive Officer, and other officers of the Company. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits, and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the full Board.

        The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2018 approximately $10,000 was paid to Lockton Companies, LLC to benchmark compensation for the CEO and CFO positions. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of the Executive Chairman and the CEO in determining or recommending the amount or form of executive compensation, see "Compensation Discussion and Analysis" below. The Compensation Committee met twice during 2018.

        The Compensation Committee has adopted a written charter, which was last amended on August 1, 2018, a copy of which the Company will provide to any person without charge, upon request. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Company's website, www.strategiceducation.com.

        The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the NASDAQ Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as "non-employee" directors as defined by SEC rules and "outside directors" as defined by the Internal Revenue Code of 1986.

  Nominating Committee.

        The Nominating Committee consists of Mr. Grusky (Chair), Dr. Beason, and Dr. Casteen. In May of 2018, the Chair was rotated, and Mr. Grusky became the Chair. The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, developing and monitoring the Company's corporate governance principles, and recommending director compensation. The Nominating Committee met three times during 2018.

        The Nominating Committee has a written charter, which was last amended February 27, 2019. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Company's website, www.strategiceducation.com.

        The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the NASDAQ Listing Standards.

        Under the Company's Corporate Governance Principles, members of the Board are not permitted to be members of the board of directors of more than four (4) other public companies, excluding boards of directors of companies affiliated with the Company, without approval from the Nominating Committee. In addition, the CEO of the Company shall not be a member of the board of directors of more than two (2) public companies other than the Company, without prior approval from the Nominating Committee. Furthermore, Board members are required to give notification to the Chair of the Nominating Committee prior to accepting new public company directorships, to allow for a review of conflicts of interest and compliance with the above policy. The purpose of this policy is to ensure that directors are able to devote the necessary time and attention to matters pertaining to the Company.

        The Corporate Governance Principles also require directors, following a significant change in his or her occupation, to notify the Nominating Committee of the change and tender a resignation. The Nominating Committee will then deliberate regarding the change in occupation and recommend to the Board whether to accept the director's resignation. The tendered resignation is not effective unless and until it is accepted by the Board, and the Board believes that not every change in occupation will necessitate a director's departure.

Compensation Committee Interlocks and Insider Participation

        Messrs. Wargo (Chair), Brock and Milano and Ms. Brogley served on the Compensation Committee during all or a portion of the year ended December 31, 2018. No member of the Compensation Committee is now, or was during fiscal year 2018, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under applicable SEC rules. No executive officer of the Company currently serves, or served during fiscal year 2018, on any board of directors or compensation committee of any other company at any time during which an executive officer of such other company served on the Company's Board of Directors or Compensation Committee.

Attendance at Meetings and Director Independence

        The Board of Directors met four times during 2018. Each director attended at least 75% of the meetings of the Board and the meetings of the Board Committees on which he or she served as a member in 2018. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board's Presiding Independent Director, which is currently Mr. Grusky, presides at these executive sessions. The Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All directors serving at the time attended last year's annual meeting of stockholders.

        The Board of Directors consists of a majority of independent directors, as independence is defined under the NASDAQ Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Messrs. Silberman, Gilligan, and McDonnell, are independent under these standards.

Code of Business Conduct

        The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable NASDAQ requirements. The Code of Business Conduct was last amended on August 1, 2018, and includes, among other things, provisions prohibiting directors, officers and employees from: insider trading; investing in Company-based derivative securities, including options, warrants or similar rights whose value is derived from the value of an equity security; short selling or pledging the Company's securities; and trading in the Company's securities on a short-term basis. The Company will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strategiceducation.com. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller, or certain other senior officers and requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Company's website, www.strategiceducation.com or, as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Stockholder Communication with Directors

        The Company has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication." All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Company's common stock or (ii) have beneficially owned more than 1% of the Company's common stock for at least one year will be forwarded to the Board without prior review. In addition, Stockholder—Board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Company and will be forwarded to the Board as appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors, executive officers, and 10% stockholders to file reports of beneficial ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, and upon written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2018, all such filing requirements were met with the exception of one Form 4, filed by the Company on behalf of Dr. Casteen, which was filed out of time. Dr. Casteen traded in the Company's securities on June 8, 2018, but due to a delay in notification to the Company, a Form 4 for this trade was not filed until June 15, 2018, outside of the two business day window.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information regarding the ownership of the Company's common stock as of March 4, 2019 (except as otherwise indicated), by each person known by management of the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company's common stock, each of the Company's directors and director nominees, its Executive Chairman, Vice Chairman, CEO, and other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Company. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding as of March 4, 2019, plus those shares of common stock that are subject to options held by the applicable beneficial owner that are currently exercisable or exercisable within sixty days of March 4, 2019, and those shares of common stock issuable upon the vesting of restricted stock units held by the applicable beneficial owner within sixty days of March 4, 2019.

Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Common Stock Issuable within 60 days	Total	Percentage Owned
Stockholders:
BlackRock, Inc.(b)(c)	3,226,093	—	3,226,093	14.7%
T. Rowe Price Associates, Inc.(b)(d)	2,178,879	—	2,178,879	9.9%
The Vanguard Group, Inc.(b)(e)	2,151,466	—	2,151,466	9.8%
Capital World Investors(b)(f)	1,236,970	—	1,236,970	5.6%
Directors:
Robert S. Silberman	338,281	—	338,281	1.5%
J. Kevin Gilligan	78,971	—	78,971	*
Dr. Charlotte F. Beason	14,458	—	14,458	*
Rita D. Brogley	4,475	—	4,475	*
Dr. John T. Casteen, III	8,419	—	8,419	*
H. James Dallas	7,727	—	7,727	*
Nathaniel C. Fick	2,386	—	2,386	*
Robert R. Grusky	12,567	—	12,567	*
Karl McDonnell	175,854	—	175,854	*
Todd A. Milano	23,093	—	23,093	*
G. Thomas Waite, III	11,737	—	11,737	*
J. David Wargo	11,008	—	11,008	*
Named Executive Officers:
Daniel W. Jackson	46,113	—	46,113	*
Lizette B. Herraiz	20,679	—	20,679	*
All Executive Officers and Directors (17 persons)	788,315	5,841	794,156	3.6%

*
represents amounts less than 1%

(a)
For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock, which the holder is entitled to vote, and restricted stock units.

(b)
Based on information contained in filings of Schedule 13G or 13G/A with the SEC. Common stock beneficially owned represents shares held as of December 31, 2018 for Strategic Education, Inc.

(c)
The address of BlackRock, Inc. is: 55 East 52nd Street, New York, NY 10055.

(d)
These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Value Fund, Inc. (which owns 792,864 shares, representing 3.6% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is: 100 Pratt Street, Baltimore, MD 21202.

(e)
Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 41,355 shares or .19% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,611 shares or .02% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is: 100 Vanguard Blvd., Malvern, PA 19355.

(f)
The address of Capital World Investors is: 333 South Hope Street, Los Angeles, CA, 90071.

EXECUTIVE COMPENSATION

        The following discussion summarizes our executive compensation program for our named executive officers ("NEOs"). For 2018, our NEOs were:

NEO	Title
Robert S. Silberman	Executive Chairman
J. Kevin Gilligan	Executive Vice Chairman
Karl McDonnell	Chief Executive Officer & Director
Daniel W. Jackson	Chief Financial Officer
Lizette B. Herraiz	General Counsel

COMPENSATION DISCUSSION AND ANALYSIS

  Executive Summary

        The Company's executive compensation program is designed to drive performance and align the long-term interests of management and our stockholders. Academic quality is the cornerstone of this program, and ultimately advances all other key metrics. The Company's policies on compensation, consistent with Department of Education regulations, seek to reward achievement of financial and academic goals, both of which are driven by the success of our academic programs. The following chart highlights key policies and objectives behind the Company's development, review, and approval of NEO compensation:

 COMPENSATION OBJECTIVES

Align Interests	The Company seeks to align the thinking of our executives and directors with those of our stockholders. It does so by adopting a compensation program that incentivizes student success, regulatory compliance, and financial performance. Each of these goals is ultimately advanced by a focus on academic quality and the student experience. The Company also aligns long-term interests by setting requirements on share ownership for all Board members and named executive officers.
Attract and Retain Talent
The Company sets compensation at levels sufficient to attract and retain highly qualified and productive personnel. There are three major components of overall compensation: salary, non-equity incentive compensation, and equity grants. In order to better pay for performance, the Compensation Committee generally sets target salary at or below the midpoint of comparable companies, and incentive compensation at or above the midpoint of comparable companies.
Pay for Performance
In making decisions on whether, and at what level, to fund non-equity incentive compensation each year, the Compensation Committee looks at whether the Company met certain performance objectives determined annually by the Board of Directors. These objectives consist of both quantitative financial metrics and qualitative academic metrics. The Compensation Committee sets threshold, target, and maximum levels, which achieve a 50%, 100%, and 150% potential target payout, respectively, with reductions or increases corresponding to the percentage of target achieved between these ranges.

        The Company increases value and accountability through the following best practices:

WHAT WE DO		WHAT WE DO NOT DO
✓	Limit discretion by setting clear quantitative metrics for non-equity incentive compensation, with target payouts as a percentage of base salary for all named executive officers	X	No compensation decisions for our NEOs without oversight of independent directors
✓	Set CEO compensation to where at least 50% of target annual compensation is performance-based	X	No hedging or other investments in derivatives of the Company, and no margin purchases
✓	Include robust performance-based criteria for the vesting of equity grants to named executive officers	X	No pledging of Company securities
✓	Include double-trigger change in control vesting provisions for equity awards	X	No excise tax gross-ups upon change in control
✓	Clawback incentive compensation based on restated financial statements or performance metrics, regardless of whether the restatement is for miscalculation or misconduct	X X	No stock option re-pricing No perquisites for our NEOs
✓	Use a representative and relevant peer group to guide compensation	X	No executive pensions or supplemental executive retirement plan "SERP"

  Compensation Policies and Objectives

        In accordance with the Compensation Committee charter, the Company employs the following general policies in determining executive compensation:

  •
  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and reward superior performance.

  •
  It is the policy of the Company that the three primary components of the Company's compensation package for named executive officers (salary, non-equity incentive compensation, and equity grants) be considered in the aggregate. In other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package, even if one individual component is larger or smaller than industry average.

  •
  Consistent with Department of Education regulations, the Company seeks to reward achievement of specific corporate goals by executing for named executive officers a non-equity incentive compensation plan with specific, pre-defined corporate goals and target payouts as a percentage of salary, and equity compensation with a required vesting period and robust performance-based vesting criteria.

  •
  The criteria used by the Compensation Committee in deciding whether and/or at what level to pay non-equity incentive compensation are whether the Company met certain performance objectives set annually by the Board. The Compensation Committee makes these assessments based on the Company's annual financial statements, which are audited by the Company's independent auditing firm, PricewaterhouseCoopers LLP. Each year, the corporate objectives used to determine incentive compensation eligibility for executives are chosen by the Board of Directors from criteria which were approved by the stockholders of the Company. The criteria used for 2018 were approved by our stockholders at the 2015 Annual Meeting of Stockholders of the Company on May 5, 2015. Criteria were recently approved by stockholders at the 2018 Annual Meeting of Stockholders of the Company on November 6, 2018.

  •
  One of the Company's guiding principles is that its officers and directors think like owners. To this end, the Company adopted a requirement that within three years of hiring, promotion, or being appointed to the Board, senior officers and members of the Board of Directors own shares equal to the amounts shown in the table below. The Board reviews compliance with this policy consistent with historic share ownership, market price fluctuations, and other factors.

Title	Required Share Ownership
Executive Chairman	5x Annual Salary
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer
  •
  In determining compensation levels at the Company for 2018, the Compensation Committee compared executive compensation at the Company to that of the following nine publicly traded companies in the education industry: American Public Education, Inc., Bridgepoint Education, Chegg, Inc., Career Education Corporation, Adtalem Global Education, Inc., Grand Canyon Education, Inc., Laureate Education, Inc., K12, Inc., and Universal Technical Institute. The Compensation Committee also compared executive compensation at the Company to companies in other industries that are similar in revenue, market capitalization, and growth profile.

  •
  The Compensation Committee generally sets salary targets at or below the midpoint of comparable companies, and incentive compensation targets (both non-equity and stock-based) at or above the midpoint of comparable companies. This mix of compensation ensures that a greater proportion of executive pay is based on actual performance of the Company. If, in the Board's judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead will make reasoned judgments to establish the Company's executive compensation at levels it deems more appropriate.

  Stockholder Outreach

        The Company values our stockholders' opinions on the effectiveness of our compensation program. At the 2018 Annual Meeting of Stockholders, more than 98% of the votes cast were cast in favor of the advisory resolution to approve the 2017 compensation for the Company's named executive officers. The Company believes this vote reflected overwhelming stockholder approval of the Company's overall pay practices and the absence of any practices that stockholders consider problematic. Additionally, the Company took a number of steps in recent years to enhance our compensation program based on stockholder feedback and expectations:

  •
  Engaged stockholders to receive more and continuing feedback on our compensation program;

  •
  Established a non-equity incentive compensation plan for all NEOs, with target payouts designated as a percentage of base salary, thereby replacing the previous bonus system;

  •
  Added new, robust performance criteria for the vesting of all performance-based equity awards granted in 2017 and thereafter;

  •
  Provided more transparency to the actual performance objectives established by the Board; and

  •
  Provided additional disclosures regarding the objectives and targets used to make determinations on compensation.

        Throughout 2018, the Company continued our practice of year-round stockholder engagement related to business highlights and governance. At various times during the year, we met in-person or conducted calls with representatives from 32 different institutional investors, who collectively own approximately 60% of the Company's outstanding shares. The Compensation Committee values stockholder feedback provided through both the voting at the annual meeting of stockholders and stockholder outreach, and will continue to consider stockholder feedback in the future

  Who Determines Compensation?

        Each year, the Board of Directors sets a number of goals and objectives for the Company's business, including both financial and academic criteria. From these Company goals and objectives, the Compensation Committee designates certain quantitative and qualitative goals to establish performance expectations associated with non-equity incentive compensation. For NEOs, quantitative financial metrics make up 75% of non-equity incentive compensation, and qualitative academic metrics account for the remaining 25%. For each quantitative goal, the Compensation Committee sets a target performance level that, if met, would result in a 100% target performance payout. If actual performance is above the target level, the performance payout is up to 150% of the target payout. The Compensation Committee also sets threshold levels. If actual performance is below the target level but above the threshold level, non-equity incentive compensation is reduced to correspond to the percentage of target achieved. The Compensation Committee retains discretion to reduce such pay even further. As discussed further below in the "2018 Compensation Decisions" section, the Compensation Committee determined the non-equity incentive compensation payouts for 2018 to be 101.8% of target for Messrs. McDonnell, Silberman, and Jackson because the Company's performance met the qualitative metrics, exceeded the target payout level for Revenue, and came in above the minimum threshold but below the target for Operating Income and EPS. For Mr. Gilligan, who joined the Company on August 1, 2018 upon the merger with Capella Education Company ("Capella"), performance measures and threshold, target, and maximum payouts were established by the Capella Board in February of 2018, and pursuant to the transition agreement, as described further below, Mr. Gilligan's bonus for 2018 was based on Capella's achievement of those measures in 2018. The 2018 targets for Messrs. McDonnell, Silberman, Jackson, and Gilligan, were set by their respective Boards in early 2018, prior to, and without consideration for, the merger that closed on August 1, 2018. Thus, the measurement of actual performance against those targets is made using pro forma financial results that exclude any impact from the merger. For Ms. Herraiz, who was promoted to the position of General Counsel on August 1, 2018, and therefore was not an executive officer at the beginning of the year, no pre-established target payout was established. Based on the achievement of Company goals and her performance during the year as Deputy General Counsel prior to August 1, 2018, and thereafter as General Counsel, as well as her contributions to the successful completion of the merger and to integration, the Compensation Committee granted her a bonus of $100,000.

        In accordance with the Compensation Committee charter, compensation for the Company's Executive Chairman and its CEO is determined by the Compensation Committee, subject to approval of the Company's Board of Directors (excluding the Executive Chairman and the CEO, who are also directors). In making its determination on Executive Chairman and CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:

  •
  The Company's achievement of annual goals and objectives, both quantitative and qualitative, set by the full Board of Directors in the preceding year;

  •
  The long-term performance of the Company; and

  •
  CEO compensation levels at comparable companies.

        For Mr. Gilligan, his compensation is determined by his Transition Agreement, as described more below. For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:

  •
  Performance of the named executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board in the preceding year;

  •
  Executive compensation levels at comparable companies; and

  •
  The recommendations of the Executive Chairman and the CEO.

        The Executive Chairman and the CEO provide recommendations for named executive officer compensation (other than themselves) to the Compensation Committee based on a review and analysis of each officer's performance and contributions to the Company. While the Compensation Committee considers all of these recommendations, the Compensation Committee independently evaluates the recommendations for purposes of making its final recommendations to the full Board.

        The Compensation Committee meets in the beginning of each year to review financial performance, to determine non-equity incentive compensation for the prior fiscal year, to consider equity awards, and to set executive officer salaries for the next fiscal year. The Compensation Committee meets again during the year, as may be required, to address compensation and equity grant issues for new officers and directors, to make equity grants as long-term compensation, and to make other determinations or recommendations with respect to employee benefit plans and related matters.

  Identification and Analysis of 2018 Compensation Programs

        During 2018, the Company's executive compensation program primarily included salaries, non-equity incentive compensation, and long-term compensation in the form of restricted stock awarded under the Company's 2015 Equity Compensation Plan.

  •
  Salary:  Salaries for executives other than the Executive Chairman, Executive Vice Chairman, and the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the Executive Chairman and the CEO. The Executive Chairman's, Executive Vice Chairman's, and the CEO's salaries are specified in their employment agreements (see "Employment Agreements with Mr. Silberman and Mr. McDonnell," "Transition Agreement with Mr. Gilligan," and "Potential Payments upon Termination or Change in Control" sections below), and are annually reviewed and approved by the Compensation Committee and the Board of Directors.

  •
  Non-Equity Incentive Compensation:  Non-equity incentive compensation for our named executive officers is determined each year by our Board of Directors upon the recommendation of the Compensation Committee. In determining whether and/or how much non-equity incentive compensation to recommend, the Compensation Committee determines whether, and to what extent, the Company has achieved its annual corporate objectives for the year, compares that achievement against specific, predetermined performance criteria, and calculates the payout relative to target.

    As befits a company whose main operating assets are two institutions of higher education holding the highest possible academic accreditation, these annual corporate objectives include a number of academic measures, as well as non-financial operational targets and financial metrics. Of course, even if the Company achieves all of its academic, operational, and financial objectives in a given year, in the event of a breach of regulatory, legal, or ethical business standards, the Compensation Committee may eliminate the payment of non-equity incentive compensation for that year.

    Although the Company's stock price may fluctuate during the year, the Board strongly believes that management's responsibility is to create an enduring increase in the long-term value of the Company. By achieving its annual corporate objectives, management will necessarily increase the long-term value of the Company and generate sustainable long-term increases in the value of our equity. Each year, the Board selects annual corporate objectives based on performance metrics approved by the stockholders of the Company for purposes of the Company's equity and non-equity incentive compensation programs. For 2018, the objectives for Messrs. Silberman, McDonnell, and Jackson were chosen based on performance metrics approved by stockholders at the 2015 Annual Meeting of Stockholders, as part of the 2015 Equity Compensation Plan, which amended and restated the 2011 Equity Compensation Plan, and in 2018 was amended and restated by the 2018 Equity Compensation Plan. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific amount of non-equity incentive compensation being paid to our named executive officers. In establishing the performance targets, the Compensation Committee sets the targets at levels that are realistic, but not certain.

    The target non-equity incentive compensation for both the Executive Chairman and the Chief Executive Officer is 125% of base salary, as set forth in their respective employment agreements. For 2018, the Compensation Committee set target non-equity incentive compensation for other executive officers based on its evaluation of expectations for the positions held and the executives' ultimate ability to influence the outcomes desired. For the Chief Financial Officer, the Compensation Committee set target non-equity incentive compensation at 75% of base salary. As the primary officer responsible for the Company's budget, Mr. Jackson is best positioned to ensure the proper balance between revenue and expenditures, and thus a larger portion of his annual compensation is tied to performance measures.

    For Mr. Gilligan, his target bonus pre-merger was set at 115%, and post-merger at 125% of base annual salary by his Employment Agreement and Transition Agreement, respectively, and assigned by merger to Strategic Education, Inc. on August 1, 2018. For 2018, the Transition Agreement provided that the bonus would be based upon the performance of Capella Education Company for 2018, based on specific measures as described more fully below.

    For Ms. Herraiz, who was not an executive officer prior to August 1, 2018, no pre-established target had been established and the Compensation Committee granted her a bonus of $100,000 based on the Company's performance and her contributions thereto.

    See "Summary Compensation" and "2018 Compensation Decisions" for more information regarding non-equity incentive compensation for 2018.

  •
  Bonuses for Other Senior Executives:  Consistent with Department of Education regulations, the Company has established a bonus plan for senior executives who are not executive officers but who nevertheless meaningfully contribute to the success of the Company's subsidiaries and the financial health of the Company. Such bonuses, both in cash and in equity, are determined each year by the Compensation Committee based on recommendations from the Executive Chairman and CEO. In determining whether and how much to recommend for such bonuses, the Compensation Committee determines whether and to what extent the Company has achieved its annual corporate objectives for the year, the individual contribution of each executive to such achievement, and other criteria, such as comparable market pay and retention priorities.

  •
  Equity-based Compensation Program:  As discussed above, the Company believes it should, subject to achievement of certain academic, operational, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers with stockholders.

    Equity awards under this program are only made after the Compensation Committee and the full Board of Directors have completed their analysis of both corporate and individual performance described above. For our Chief Executive Officer, we believe that at least 50% of his target total annual compensation should be performance-based equity grants of restricted stock with at least a four-year cliff vest. Prior to 2017, all performance-based equity grants included performance measures related to maintaining all required regulatory approvals and Strayer University's regional accreditation. These criteria were both reasonably uncertain and of paramount importance to both the short-term and long-term viability of the Company. In 2017, the Compensation Committee added new performance criteria for the vesting of equity awards to named executive officers. These criteria for 2018, established prior to the merger with Capella Education Company, include maintaining Strayer University's 90/10 ratio below 80%, and its Cohort Default Rates below the national average for proprietary institutions which, for the most recently calculated cohort, was 15.6%. The 90/10 ratio prohibits a proprietary institution from deriving more than 90% of revenues from Title IV funds; by setting Strayer University's maximum at 80% for equity vesting purposes, the Company incentivizes named executive officers to diversify revenue sources and minimizes any risk of jeopardizing Title IV funds. The Cohort Default Rate is the federally mandated measure of student defaults on Title IV loans based on a three-year cohort, and an institution may lose eligibility to participate in some or all Title IV programs if, for three consecutive fiscal years, 30% or more of its students default on payments. Setting the maximum at below the average for proprietary schools helps ensure continued eligibility for Title IV funds for Strayer University, while at the same time recognizing industry or nationwide conditions that may cause the rates to fluctuate year-to-year. These additional, robust criteria therefore serve the multiple purposes of improving student success, ensuring regulatory compliance, and enhancing the intrinsic value of the Company for its stockholders.

    We view our equity as very valuable and are reluctant to issue it. This means that we only grant equity awards to employees and directors when we believe we are getting fair value (in terms of their service and performance) in return.

    Our restricted stock agreements with employees contain specific clawback provisions. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement and the employee engaged in that misconduct knowingly failed to prevent the misconduct or was grossly negligent in preventing the misconduct, the employee is required to reimburse the Company the amount of any payment in settlement of the award earned or accrued during the 12-month period following the filing of the financial document that contained information affected by the material noncompliance. In addition, if the Company is required to prepare an accounting restatement, then the employee must forfeit any cash or stock received in connection with the award if any amount of the award was based on the achievement of pre-established performance goals that were later determined, as a result of the accounting restatement, not to have been achieved.

  •
  Perquisites and Other Personal Benefits:  The Company does not offer any perquisites to its named executive officers. The Company does reimburse relocation expenses including tax gross-ups, when applicable. This reimbursement is offered to officers hired from a different location to encourage prospective executives to relocate for the Company's benefit.

  •
  Employment Agreements with Mr. Silberman and Mr. McDonnell:  Robert S. Silberman, the Company's Executive Chairman, has an employment agreement with the Company which, prior to being amended, had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extended for successive one-year periods unless either the Company or Mr. Silberman provided timely notice to the contrary. Mr. Silberman's employment agreement was amended on May 2, 2013, in connection with his transition from Chief Executive

    Officer to Executive Chairman, and then again on April 24, 2014. Under the agreement, as amended, Mr. Silberman's initial term of employment is six years (ending on May 2, 2019), and is renewable thereafter for one-year terms unless the Company or Mr. Silberman provides notice otherwise. The amended agreement provides for a base salary of not less than $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target non-equity incentive compensation payment of at least 125% of base salary, for each of the fiscal years during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board. In the event of Mr. Silberman's termination without cause, the employment agreement provides for the lump sum payment of three years' base salary, three years of medical benefits, and immediate accelerated vesting of all previously granted restricted stock unit and option awards. The employment agreement also provides for a double-trigger change of control termination clause, wherein if Mr. Silberman is either (i) terminated by the Company without cause within six months of the effective date of the change of control, or (ii) there occurs a material reduction in Mr. Silberman's authority, function, duties, or responsibilities which causes Mr. Silberman's resignation within six months of the change of control, he is entitled to the same payments and benefits as he would be entitled to in connection with any other termination without cause, plus a lump sum payment equal to three times the latest annual non-equity incentive compensation award paid to him prior to the termination. Mr. Silberman is not entitled to a gross-up payment for any excise taxes imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep confidential the Company's proprietary information.

    The Company also entered into an employment agreement on May 2, 2013 with Karl McDonnell, in connection with his promotion to Chief Executive Officer, and amended that agreement on April 24, 2014. Under the employment agreement, as amended, Mr. McDonnell's term of employment is six years (ending on May 2, 2019) and is renewable thereafter for one-year terms unless the Company or Mr. McDonnell provides notice otherwise. Under the agreement, Mr. McDonnell will receive a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. McDonnell is also eligible to receive a target non-equity incentive compensation amount of 125% of base salary for each fiscal year during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board. In addition, Mr. McDonnell's employment agreement provides for an annual restricted share grant, conditioned upon applicable performance criteria as may be established by the Compensation Committee and with a four-year cliff vest, with a target grant date fair value equal to $2,000,000. Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments, and his employment agreement contains severance and restrictive covenant provisions (including a double-trigger change of control termination clause), in line with the provisions set forth in Mr. Silberman's employment agreement, discussed above.

  •
  Transition Agreement with Mr. Gilligan:  On October 29, 2017, coinciding with the Agreement and Plan of Merger between Strayer Education, Inc. and Capella Education Company, Capella Education Company entered into a Transition Agreement with Mr. Gilligan to secure his continued service with the combined company. The agreement provides that Mr. Gilligan will continue as an employee of the Company for twelve (12) months following the consummation of the merger, which may be extended for up to an additional six (6) months upon the agreement of the parties, or an earlier mutually agreed upon date. The agreement provides that Mr. Gilligan's base salary and target annual bonus amount for his continued service in such capacity will be $700,000 and 125% of base salary, respectively. Under the agreement, Mr. Gilligan agreed to provide certain ongoing transition assistance and to comply with certain confidentiality covenants, as well as to a two-year non-compete and non-solicitation covenant.

    The agreement also provides that upon Mr. Gilligan's termination of employment for any reason other than for "cause" (as defined in the Capella Education Company Senior Executive Severance Plan), including due to his voluntary resignation, and subject to and conditioned upon Mr. Gilligan's execution and non-revocation of a general release of claims, Mr. Gilligan will be entitled to receive the payments and benefits afforded to him pursuant to the Capella Senior Executive Severance Plan, the Capella 2005 Stock Incentive Plan and 2014 Equity Incentive Plan (and any applicable award agreements thereunder), as well as his employment agreement with Capella, all of which were assumed by Strategic Education upon the consummation of the merger. Under that employment agreement, Mr. Gilligan is entitled to not less than an amount equal to three times Mr. Gilligan's annualized base salary in effect immediately prior to the date of termination of employment.

  •
  Retirement and Deferred Compensation Plans:  For legacy Strayer employees and employees hired after August 1, 2018, the Company currently maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers eligible full-time and part-time employees of the Company who are at least 21 years of age. The Company, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2018, the Company matched 50% of employee deferrals up to a maximum of 3% of the employee's annual salary. The Company offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. The Company also maintains an Employee Stock Purchase Plan (the "Employee Purchase Plan"). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Company, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Company offers this plan to encourage stock ownership by its employees. The Company does not provide executives with any supplemental or deferred retirement plans.

    As a result of the merger, the Company also assumed the Capella Education Company 401(k) Plan, and legacy Capella employees (those employed by Capella prior to August 1, 2018), continued participating in that plan during 2018.

  2018 Compensation Decisions

        The compensation policies and objectives outlined above formed the basis for the Compensation Committee's recommendation, and the Board's determination, of 2018 compensation for our named executive officers. Each component, and the overall compensation package, for named executive officers reflected the Company's philosophy of paying for performance based on corporate and personal achievements in 2018.

  •
  Salary:  As in years past, and consistent with our pay policy and objectives, the salary for our Chief Executive Officer in 2018 was below the average of our peer companies. Likewise, salaries for other named executive officers were at or below the midpoint. In 2018, Mr. McDonnell and Mr. Silberman received their contractual increases in base salary of 1.7% (based on cost of living adjustments). This was only the third salary increase Mr. Silberman had received since 2008 and Mr. McDonnell since 2013, as each executive had previously declined his contractual salary increases. Absent those voluntary declinations, both executives' salaries would have compounded significantly based on their contractual terms. The Compensation Committee did not take into account the prior declinations in setting their 2018 base salaries.

  •
  Non-equity Incentive Compensation:  At the start of each year, the Compensation Committee sets specific goals upon which it will evaluate non-equity incentive compensation in the upcoming year. These goals are comprised of quantitative financial objectives and qualitative academic measures. For Messrs. McDonnell, Silberman, and Jackson the financial objectives account for 75% of the non-equity incentive compensation performance evaluation and the academic measures account for the remaining 25%. The Compensation Committee sets a range of quantitative metrics for named executive officers which, if met, would yield a target payout of non-equity incentive compensation, a threshold level which would yield a payout at 50% of target, and a maximum level that would yield a payout at 150% of target. Actual performance between threshold, target, and maximum levels leads to a corresponding percentage of payout above or below the target. Target payout is 125% of base salary for the CEO and Executive Chairman and 75% of base salary for the Chief Financial Officer.

    For 2018, the Compensation Committee set quantitative financial objectives for Revenue, Operating Income, and EPS (with each metric weighted equally at 25%); and qualitative academic and operational objectives (weighted at 25%), including receiving the Higher Learning Commission's (HLC) approval of the Capella University change of control, adding Strayer University corporate/institutional partners, and complying with federal regulatory requirements, such as cohort default rates and the 90/10 ratio.

    After the conclusion of the fiscal year, the Compensation Committee evaluated the achievement of both the quantitative metrics and the qualitative goals. The Compensation Committee determined that the Company surpassed the Revenue target level, and achieved Operating Income and EPS metrics above the minimum threshold but below the target threshold. Accordingly, the Compensation Committee calculated the Revenue payout at 137.4% of target, the Operating Income payout at 82.2%, and the EPS payout at 87.5%. Each of these components comprised 25% of total non-equity incentive compensation calculations for Messrs. McDonnell, Silberman, and Jackson.

    The Compensation Committee further determined that the Company met or exceeded all of its qualitative academic objectives, including receiving approval from HLC of the Capella University change of control; adding corporate/institutional partners; achieving an annual cohort default rate of 10.6% (below the national average of 15.6% for proprietary colleges and universities), and an annual 90/10 ratio of 76.0%, each for 2017. The satisfaction of these qualitative academic goals collectively comprised 25% of the pay-for-performance calculation for Messrs. McDonnell, Silberman, and Jackson.

    After combining the performance on the quantitative and qualitative metrics, the calculated percentage of target was 101.8% for Messrs. McDonnell, Silberman, and Jackson.

        The chart below shows the 2018 breakdown of the performance metrics and the Compensation Committee's calculations in making its pay-for-performance determinations for our NEOs other than Mr. Gilligan and Ms. Herraiz:

Measure	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 150% Payout	2018 Results	2018 Calculated % of Target	Weighted Payout %
Revenue (in thousands)	25%	$465,000	$470,000	$475,000	$473,700	137.4%	34.4%
Operating Income (in thousands)	25%	$58,000	$62,000	$66,000	$60,600	82.2%	20.6%
EPS	25%	$3.92	$4.17	$4.42	$4.11	87.5%	21.9%
Academic	25%	—	—	—		100.0%	25.0%

Total	100%						101.8%

        In addition to non-equity incentive compensation, the Compensation Committee granted Mr. Jackson a $60,000 discretionary bonus for outstanding contributions to the merger both prior to closing, and subsequent thereto. His stewardship of the integration of the two companies, both from a culture and operations perspective, were extraordinary and as CFO of a much larger Company post-merger, the Compensation Committee determined that the discretionary bonus was in the Company's best interest.

        For Mr. Gilligan, who joined the Company and became an executive officer on August 1, 2018, his target payout was determined by his Employment Agreement and his Transition Agreement, and performance measures based on the performance of Capella Education Company for fiscal year 2018 and pre-established by the Board of Capella Education Company in February 2018. The measures contained minimum (25% payout), target (100% payout), and maximum (200% payout) amounts, and consisted of financial metrics accounting for 80% of the annual incentive, split evenly between Revenue and Operating Income. The weighting was based on the belief that both revenue growth and operating income growth were equally critical goals at the stage of the company's development and to shareholders. The remaining 20% of the targeted incentive opportunity was divided between two measures of learner satisfaction (5% each) and a measure of learner success (10%). The two measures for learner satisfaction are Priorities Survey for Online Learners (PSOL) and End of Course Evaluations (EOCEs). Learner Success is measured based upon improvement in new learner cohort persistence year-over-year. These performance measures, and Capella Education Company's achievement of those measures (including as a stand-alone company from January 1, 2018 through July 31, 2018, and as a part of Strategic Education from August 1, 2018 through December 1, 2018), were reviewed by the Compensation Committee which determined that both financial metrics were met above target, that the learner satisfaction metrics missed minimum target levels, and that the learner persistence metric came in above minimum but below target. As a result, Mr. Gilligan's 2018 incentive came in at 104.1% of target. The chart below shows the 2018 breakdown of the Capella Education Company performance metrics and the Compensation Committee's calculation in making its pay-for-performance determination for Mr. Gilligan:

Measure	Weight	Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	2018 Results	2018 Calculated % of Target	Weighted Payout %
Revenue (in thousands)	40%	$423,600	$445,900	$468,200	$450,200	119.3%	47.7%
Operating Income EBIT (in thousands)	40%	$58,100	$68,400	$78,700	$71,000	124.8%	49.9%
PSOL Survey Scores	5%	67.2	68.39	68.72	64.05	0%	0.0%
EOCE Survey Scores	5%	4.355	4.361	4.362	4.336	0%	0.0%
Learner Persistence (yr/yr improvement)	10%	Flat	40 bps	80 bps	21bps	64.4%	6.4%

Total	100%						104.1%

        For Ms. Herraiz, who was not an executive officer at the beginning of 2018 and therefore did not have a pre-established target payout, the Compensation used the same performance measures as those applied to the performance of Messrs. Silberman, McDonnell, and Jackson, to determine her bonus for 2018.

        Based on this information, coupled with the evaluation of individual performance during the course of the year, non-equity incentive compensation and bonus payouts to NEOs were as follows:

	Annual Target as a Percentage of Base Salary	2018 Target Award Opportunity	2018 Achievement %	2018 Actual Award	2018 Award as % of Base Salary
Robert S. Silberman	125%	$877,500	101.8%	$894,000	127%
J. Kevin Gilligan	119%	$908,151	104.1%	$945,091	124%
Karl McDonnell	125%	$877,500	101.8%	$894,000	127%
Daniel W. Jackson	75%	$318,750	101.8%	$325,000	76%
Lizette B. Herraiz	N/A	N/A	N/A	$100,000	25%
  •
  Equity-based Compensation:  The Company views its equity as very valuable, and is reluctant to issue it, given the dilutive effect on existing stockholders. In any given year, equity grants will generally not be awarded if the Company fails to achieve the quantitative and qualitative goals as outlined above, but neither does the achievement of those goals dictate that grants must be made. Instead, the Compensation Committee determines whether and to what extent the NEOs receive grants based on the NEOs contributions to having achieved those corporate goals, coupled with the Company's desire to retain, motivate, and align the interests of those key executive officers with stockholders' interest.

    In February 2018, the Compensation Committee and Board evaluated the achievement of the previous fiscal year's goals, as well as each executive officers' role (with the exception of Mr. Gilligan) in preparing, reviewing, and negotiating the merger agreement with Capella Education Company, in a compressed period of time, in making determinations on executive officer long-term incentive equity grants. Given the Company's achievement of Revenue goals above target and achievement of all qualitative measures, coupled with the successful completion of the agreement of merger, the Board awarded Messrs. McDonnell and Silberman each a restricted share equity grant with a grant date fair value of $3,000,000.

    Also in February 2018, Mr. Jackson and Ms. Herraiz each received a restricted share equity grant with a grant date fair value of $1,000,000, based upon both the operating success in the year as well as their roles in the merger.

    Performance criteria related to the vesting of grants made to the named executive officers in 2018 included maintaining all required regulatory approvals and Strayer University's regional accreditation with the Middle States Commission on Higher Education, as well compliance (1) maintaining Strayer University's 90/10 percentage below 80%, and (2) maintaining Strayer University's cohort default rate below the national average of proprietary institutions. The Compensation Committee believes that, while financial metrics are key drivers of short-term performance, the performance criteria underpinning the performance-based equity are critical to ensure the long-term sustainability of the Company's business model.

    For the previous grants of restricted stock that vested in 2018, the Compensation Committee determined that the performance criteria had been met. The performance criteria consisted of maintaining all required regulatory approvals and Strayer University's regional accreditation with the Middle States Commission on Higher Education. Given the regulatory environment in which Strayer University operated at the time of these grants, the Compensation Committee had determined that the criteria were both reasonably uncertain and of paramount importance to both the short-term and long-term viability of the Company. The performance criteria incentivized executive officers to ensure that Strayer University's ability to educate and our students' ability to finance their education with federal funds was not jeopardized, even as regulatory risks increased for proprietary institutions of higher education.

Recoupment Policy

        The Company has adopted a Recoupment Policy that requires each executive officer, as so designated under Rule 3b-7 of the 1934 Act, to acknowledge and agree that any award, including all non-equity incentive compensation, or equity-based compensation, will be repaid should a "Triggering Event" occur. A Triggering Event is defined in the Recoupment Policy as a decision by the Audit Committee to effect an accounting restatement of the Company's previously published financial statements caused by material noncompliance by the Company with any financial reporting requirement due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer, or a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

Impact of Tax and Accounting Treatment

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations ("Section 162(m)), no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its "named executive officers"—defined as the chief executive officer, chief financial officer and the three other highest compensated executive officers (except for certain compensation that is "grandfathered" in accordance with the Tax Cuts and Jobs Act of 2017). Prior to the passage of the Tax Cuts and Jobs Act of 2017, however, there was no limitation under Section 162(m) on the deductibility of "qualified performance-based compensation." In general, the Company's policy has been to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's named executive officers. The Company intends to continue its practice of making a large percentage of named executive officer compensation performance-based, despite the fact that such amounts above $1 million will not be tax deductible in the future.

Summary Compensation

        The following table sets forth all compensation awarded to the Company's named executive officers for the fiscal years ended December 31, 2016, 2017, and 2018:

Summary Compensation Table

	Year	Salary	Bonus(a)		Non-Equity Incentive Plan Compensation(b)	Stock Awards(c)	All Other Compensation(d)	Total
Robert S. Silberman,	2018	$702,000	$—		$894,000	$3,000,000	$2,219	$4,598,219
Executive Chairman	2017	$689,000	$300,000	(e)	$485,000	$—	$2,187	$1,476,187
	2016	$676,000	$—		$635,000	$2,533,500	$2,130	$3,846,630
J. Kevin Gilligan,(f)	2018	$299,095	$—		$—	$—	$945,091	$1,244,186
Executive Vice Chairman
Karl McDonnell,	2018	$702,000	$—		$894,000	$3,000,000	$4,125	$4,600,125
Chief Executive Officer &	2017	$689,000	$300,000	(e)	$485,000	$1,500,000	$4,050	$2,978,050
Director	2016	$676,000	$—		$635,000	$2,000,000	$3,975	$3,314,975
Daniel W. Jackson,	2018	$425,000	$60,000		$325,000	$1,000,000	$4,125	$1,814,125
Executive Vice President &	2017	$400,000	$100,000	(e)	$170,000	$1,000,000	$4,050	$1,674,050
Chief Financial Officer	2016	$350,000	$—		$200,000	$500,000	$3,975	$1,053,975
Lizette B. Herraiz,(g)	2018	$319,791	$100,000		$—	$1,000,000	$4,125	$1,423,916
Senior Vice President &
General Counsel

(a)
The Bonus amounts reported in this column were earned in fiscal years 2018 and 2017, and paid in fiscal years 2019 and 2018, respectively.

(b)
The Non-Equity Incentive compensation reported in this column was earned in fiscal years 2018, 2017 and 2016 and paid in fiscal years 2019, 2018 and 2017, respectively. See "Non-Equity Incentive Compensation" discussion above for additional detail.

(c)
The amounts shown in the columns above reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The value of any dividends paid by the Company is assumed to be included in the grant date fair value of each award.

(d)
All Other Compensation for each named executive officer represents the Company's matching contribution to the Company's 401(k) plan. For Mr. Gilligan, the amount also represents a bonus payment earned in 2018, as pre-determined by Capella Education Company pre-merger, that was paid in 2019 pursuant to the Transition Agreement between Capella Education Company and Mr. Gilligan. See "Transition Agreement with Mr. Gilligan" elsewhere in this proxy statement for more information.

(e)
This figure represents the amount of a one-time bonus payment, based on the executive's service and contributions leading up to and culminating in the successful execution of the merger agreement between the Company and Capella Education Company, on October 29, 2017.

(f)
Mr. Gilligan was named Executive Vice Chairman on August 1, 2018.

(g)
Ms. Herraiz became an executive officer on August 1, 2018, in conjunction with her promotion to General Counsel.

Grants of Plan-Based Awards

        The following table sets forth grants of plan-based awards to the Company's named executive officers for the fiscal year ended December 31, 2018.

 Grants of Plan-Based Awards Table

		Estimated future payouts under non-equity incentive plan awards			All Stock Awards: Number of Shares of Stock or Units (#)
							Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)				Vesting Date
Robert S. Silberman,	2/13/18				32,971	(a)	3,000,000	2/13/22
Executive Chairman	—	438,750	877,500	1,316,250
J. Kevin Gilligan,	—
Executive Vice Chairman	—	454,076	908,151	1,816,303
Karl McDonnell,	2/13/18				32,971	(a)	3,000,000	2/13/22
Chief Executive Officer &	—	438,750	877,500	1,316,250
Director
Daniel W. Jackson,	2/13/18				10,990	(a)	1,000,000	2/13/22
Executive Vice President &	—	159,375	318,750	478,125
Chief Financial Officer
Lizette B. Herraiz	2/13/18				10,990	(a)	1,000,000	2/13/22
Senior Vice President &
General Counsel

(a)
These awards of restricted stock vest 100% on February 13, 2022, subject to satisfaction of certain performance criteria as discussed in "Equity-based Compensation." The Company's closing price of common stock was $90.99 on the date of these awards.

Outstanding Equity Awards at Fiscal Year-End

        The following tables set forth outstanding option and stock awards of the Company's named executive officers as of December 31, 2018.

 Outstanding Option Awards Table at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Grant Date	Option Exercise Price ($)	Option Full Vesting Date	Option Expiration Date	Intrinsic Value of Stock Options at 12/31/18 ($)(a)
Robert S. Silberman,	—	—	—	—	—	—
Executive Chairman
J. Kevin Gilligan,	22,263	2/19/15	74.75	2/19/19	2/18/25	1,147,880
Executive Vice Chairman	29,656	2/22/16	51.96	2/22/20	2/21/26	3,645,316
	8,817	2/27/17	87.66	2/27/21	2/27/27	908,504
Karl McDonnell,	—	—	—	—	—	—
Chief Executive Officer & Director
Daniel W. Jackson,	—	—	—	—	—	—
Executive Vice President & Chief Financial Officer
Lizette B. Herraiz,	—	—	—	—	—	—
Senior Vice President & General Counsel

(a)
The Company's closing stock price of $113.42 on December 31, 2018 was compared to the option exercise prices to determine the market value of these stock options at December 31, 2018.

 Outstanding Stock Awards Table at Fiscal Year-End

Name	Restricted Stock/ Restricted Stock Unit Award Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock at 12/31/18 That Have Not Vested ($)	Restricted Stock Vesting Date
Robert S. Silberman,	3/22/13	200,000	(a)	22,684,000	3/4/19
Executive Chairman	2/2/16	50,000	(b)	5,671,000	3/4/19
	2/13/18	32,971	(c)	3,740,000	2/13/22
J. Kevin Gilligan,	2/22/16	13,629	(d)	1,546,000	2/22/19
Executive Vice Chairman	2/27/17	8,689	(e)	986,000	2/27/20
Karl McDonnell,	5/5/15	40,867	(f)	4,635,000	5/5/19
Chief Executive Officer &	2/2/16	39,471	(g)	4,477,000	2/2/20
Director	2/14/17	18,369	(h)	2,083,000	2/14/21
	2/13/18	32,971	(c)	3,740,000	2/13/22
Daniel W. Jackson,	2/4/15	7,128	(i)	808,000	3/4/19
Executive Vice President &	2/2/16	9,868	(g)	1,119,000	2/2/20
Chief Financial Officer	2/14/17	12,246	(h)	1,389,000	2/14/21
	2/13/18	10,990	(c)	1,246,000	2/13/22
Lizette B. Herraiz,	2/4/15	2,851	(i)	323,000	3/4/19
Senior Vice President &	2/2/16	3,947	(j)	448,000	2/2/20
General Counsel	2/14/17	1,225	(k)	139,000	2/14/21
	2/13/18	10,990	(c)	1,246,000	2/13/22

(a)
This award of restricted stock units vested 100% on March 4, 2019. Originally awarded as restricted stock, the award was converted to restricted stock units in 2013. In connection with his appointment as Executive Chairman, the Company modified the performance criteria of these restricted stock units to focus on academic accreditation and regulatory compliance. The shares will be delivered on February 27, 2020.

(b)
This award of restricted stock units vested 100% on March 4, 2019. The shares will be delivered on February 27, 2020.

(c)
This award of restricted stock vests 100% on February 13, 2022, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $90.99 on the date of these awards.

(d)
This award of restricted stock units vested 100% on February 22, 2019. The award's value is $51.96 per share based on the merger exchange ratio.

(e)
This award of restricted stock vests 100% on February 27, 2020. The award's value is $87.66 per share based on the merger exchange ratio.

(f)
This award of restricted stock vests 100% on May 5, 2019, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $48.94 on the date of this award.

(g)
These awards of restricted stock vest 100% on February 2, 2020, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $50.67 on the date of these awards.

(h)
These awards of restricted stock vest 100% on February 14, 2021, subject to the satisfaction of certain performance criteria. The Company's closing price of common stock was $81.66 on the date of these awards.

(i)
These awards of restricted stock vested 100% on March 4, 2019. The Company's closing price of common stock was $70.15 on the date of these awards.

(j)
This award of restricted stock vests 100% on February 2, 2020. The Company's closing price of common stock was $50.67 on the date of this award.

(k)
This award of restricted stock vests 100% on February 14, 2021. The Company's closing price of common stock was $81.66 on the date of this award.

  Options Exercised and Restricted Stock Vested at Fiscal Year-End Table

        The following table sets forth the number of options exercised and the shares of restricted stock that vested during the fiscal year ended December 31, 2018 for each of the named executive officers and the value realized upon the vesting of such shares.

	Options Exercised		Restricted Stock Vested
Name	Number of Shares Acquired On Exercise (#)	Realized Value On Exercise ($)	Number of Shares Acquired On Vesting (#)	Realized Value On Vesting ($)
Robert S. Silberman,	100,000	7,163,627	—	—
Executive Chairman
J. Kevin Gilligan,	—	—	—	—
Executive Vice Chairman
Karl McDonnell,	—	—	46,674	5,156,544
Chief Executive Officer & Director
Daniel W. Jackson,	—	—	20,515	1,839,580
Executive Vice President & Chief
Financial Officer
Lizette B. Herraiz,			—	—
Senior Vice President & General Counsel

  Potential Payments upon Termination or Change in Control

  Legacy Strayer Employees

        In 2018, Mr. Silberman and Mr. McDonnell were the only named executive officers with employment contracts, and both agreements provide for a double-trigger change of control termination clause. In the event that Mr. Silberman is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years' salary, which would currently total approximately $2.1 million, and all restricted stock units and options previously granted to him shall immediately vest. If Mr. Silberman is terminated without cause within six months of a change of control, or there occurs a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change of control, Mr. Silberman is entitled to receive a lump sum payment of three times his annual base salary plus three times his latest previous annual non-equity incentive compensation award actually paid. (A change of control is defined in the contract as the acquisition of more than 50% of the voting stock of the Company or the acquisition of combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Company, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Company.) Consistent with the agreement with Mr. Silberman in effect since 2001, Mr. Silberman is entitled to three years of medical benefits following a termination without cause (estimated cost of $45,000). Mr. Silberman is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep confidential the Company's proprietary information.

        In the event that Mr. McDonnell is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years' salary (which would currently total approximately $2.1 million), up to three years' medical benefits, and all restricted stock awards shall immediately vest. If Mr. McDonnell is terminated without cause within six months of a change in control, or there occurs a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change in control, Mr. McDonnell is entitled to the same payments and benefits as in any other termination without cause, plus three times his latest previous annual non-equity incentive compensation award actually paid. (A change in control is defined in the same manner as in Mr. Silberman's employment agreement.) Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. McDonnell from competing with the Company for six years after his termination of employment and requiring Mr. McDonnell to keep confidential the Company's proprietary information.

        All Strayer stock options and restricted stock awards made in 2013 and thereafter contain a double-trigger change in control vesting clause. That is, the options and awards vest in connection with a change in control only if such change in control results in (1) termination of employment by the Company without cause within six months of the effective date of the change in control; or (2) the occurrence of a material reduction in the officers' authority, functions, duties, or responsibilities which causes the executives' resignation from the Company within six months of the effective date of the change in control.

  Capella Legacy Employees

        Capella Education Company's Senior Executive Severance Plan provides pay and other benefits to certain eligible employees, including executive officers. As part of the merger, Strategic Education agreed to continue benefits under that plan for legacy Capella employees who stayed on with the combined company, including Mr. Gilligan.

        Under the Senior Executive Severance Plan, in the event there is a change in control, and the executive experiences a voluntary termination of employment for good reason or an involuntary termination other than for cause, in either case within 24 months following the change in control, the executive will be eligible to receive the following (subject to the executive's timely execution and non-revocation of a release of claims):

  •
  Cash severance pay equal to the sum of 24 months of the executive's base salary and two times the executive's target bonus for the year of the termination;

  •
  Outplacement assistance for up to twelve (12) months; and

  •
  Subsidized continuation coverage under Capella's health, dental and life insurance benefit plans for up to eighteen (18) months.

        Cash severance benefits that may be due under the Senior Executive Severance Plan are calculated based on the greater of the executive's base salary and targets annual bonus, as applicable, in effect immediately prior to the closing of the change in control or the date of the executive's termination of employment.

        For purposes of the Senior Executive Severance Plan, "good reason" means (i) the material reduction of the executive's job responsibilities upon or after a change in control; (ii) the material diminution of the executive's base compensation; or (iii) a reassignment of the executive's principal place of work, without the executive's consent, to a location more than 50 miles from the executive's principal place of work upon or after a change in control.

        For purposes of the Senior Executive Severance Plan, "cause" means the executive's (i) commission of a crime or other act that could materially damage the reputation of Capella; (ii) theft, misappropriation or embezzlement of Capella property; (iii) falsification of records maintained by Capella; (iv) failure substantially to comply with the written policies and procedures of Capella as they may be published or revised from time to time (in writing, on the Faculty Center website, or on the Stella intranet); (v) misconduct directed toward learners, employees or adjunct faculty; or (vi) failure substantially to perform the material duties of the executive's employment, which failure is not cured within 30 days after written notice from Capella specifying the act of non-performance.

        Under the terms of the employment and transition agreements with Mr. Gilligan, in the event of Mr. Gilligan's involuntary termination of employment without cause, as defined in the Senior Executive Severance Plan, Mr. Gilligan is entitled to severance under the terms of the Senior Executive Severance Plan, and his Employment Agreement further provides that the severance payable to Mr. Gilligan will be not less than an amount equal to three times Mr. Gilligan's annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan's employment.

        Awards granted under the Capella 2014 Equity Incentive Plan (which was assumed by the Company) generally will vest in full upon a termination of employment without cause within two years following a change in control. Awards granted under the Capella 2005 Stock Incentive Plan will vest in full upon a termination without "cause" or for "good reason" within three (3) years following a change in control.

        For purposes of the 2005 Stock Incentive Plan, "cause" means (i) the executive's failure or refusal substantially to perform the executive's duties to the full extent of the executive's abilities for reasons other than death or disability, after written notice to the executive of such failure or refusal providing the executive 30 days to take corrective action; (ii) conviction of a felony crime, or commission of any act, the conviction for which would be a felony conviction; (iii) theft or misappropriation of Capella's property; or (iv) knowingly making a material false written statement to the Capella board of directors regarding the affairs of Capella. For purposes of the agreements under the 2005 Stock Incentive Plan,

"good reason" means the demotion or reduction of the job responsibilities of the executive or the reassignment, without the executive's consent, of the executive's place of work to a location more than 50 miles from his or her place of work immediately prior to the change in control.

        For purposes of the 2014 Equity Incentive Plan, "good reason" means the occurrence of one or more of the following events, so long as the executive provided written notice to Capella of the event not later than 30 days after it occurred and the condition resulting from the event has not been remedied by Capella within 30 days after its receipt of such notice: (i) a material reduction of the executive's job responsibilities upon or after the change in control; (ii) a material diminution of the executive's base compensation; or (iii) a reassignment of the executive's principal place of work, without the executive's consent, to a location more than 50 miles from the executive's principal place of work upon or after the change in control. For purposes of the 2014 Equity Incentive Plan, "cause" means what the term is expressly defined to mean in a then-effective written agreement (including an award agreement issued pursuant to the 2014 Equity Incentive Plan) between the executive and Capella or any affiliate, or in the absence of any such then-effective agreement or definition means (i) the executive's failure or refusal substantially to perform the executive's duties to the full extent of the executive's abilities for reasons other than death or disability, after written notice to the executive of such failure or refusal providing the executive 30 days to take corrective action; (ii) conviction of a felony crime, or commission of any act, the conviction for which would be a felony conviction; (iii) theft or misappropriation of Capella's property; or (iv) knowingly making a material false written statement to the Capella board of directors regarding the affairs of Capella.

        The value attributable to the accelerated vesting of stock-based awards resulting from a termination in connection with a change in control is set forth below, assuming the change of control occurred on December 31, 2018, when the closing price of the Company's common stock was $113.42.

Name	Value Realized Upon Vesting Due to Change in Control with Termination ($)
Robert S. Silberman	32,095,000
J. Kevin Gilligan	8,234,000
Karl McDonnell	14,935,000
Daniel W. Jackson	4,562,000
Lizette B. Herraiz	2,156,000

Securities Authorized for Issuance Under Equity Compensation Plans

        Set forth in the table below is information pertaining to securities authorized for issuance under the Company's equity compensation plans as of December 31, 2018. There are options and restricted stock units but no warrants existing under these plans.

 Equity Compensation Plan Information
as of December 31, 2018

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans previously approved by security holders
2018 Equity Compensation Plan which replaced the 2015 Equity Compensation Plan	—	$—	833,352
2015 Equity Compensation Plan which replaced the 2011 Equity Compensation Plan as amended	50,000	$—	—
2011 Equity Compensation Plan which replaced the 1996 Stock Option Plan as amended	200,000	$—	—
Equity compensation plans not previously approved by security holders(2)
Capella Education Company 2014 Equity Incentive Plan	343,058	$67.18	1,018,766
Capella Education Company 2005 Stock Incentive Plan	9,230	$56.38	—

Total	602,288	$66.79	1,852,118

(1)
The weighted-average exercise price does not reflect shares that will be issued upon the vesting of outstanding restricted stock units.

(2)
In connection with the merger of the Company with Capella Education Company on August 1, 2018 (the "Merger"), the Capella Education Company 2014 Equity Incentive Plan and the Capella Education Company 2005 Stock Incentive Plan (collectively, the "Equity Plans") were assumed by the Company. Under the Equity Plans, shares of the Company's common stock may be issued upon the exercise or settlement of equity awards that were granted prior to the closing of the Merger or pursuant to awards granted after the closing of the Merger to legacy Capella Education Company employees under the Capella Education Company 2014 Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT

        The Company has established a standing Compensation Committee. During fiscal year 2018 since August, 1, 2018, the Compensation Committee was composed of Messrs. Wargo (Chair) and Milano, and Ms. Brogley. Prior to August 1, 2018, the Compensation Committee was comprised of Messrs. Wargo (Chair), Brock, and Milano.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on the review and discussion, the Committee recommended to the Board to include this information in the Company's Annual Report on Form 10-K and proxy statement.

Compensation Committee:
J. David Wargo, Chair
Rita D. Brogley
Todd A. Milano

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Strategic Education, Inc. (the "Company") Board of Directors is composed of three directors, Messrs. Waite (Chair), Dallas, and Fick, all of whom are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually and which has periodically been subsequently revised by the Committee to reflect regulatory developments.

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

        The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

        In connection with this responsibility, during 2018 the Audit Committee met and held discussions with management five times together with the independent registered public accounting firm. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with management, internal audit, and PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters covered by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

        During the year 2018, management conducted the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm (included in the Company's Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company's efforts related to its internal control over financial reporting.

        The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Company's financial statements or the conduct of the annual audit.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2018 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Company's independent registered public accounting firm for the fiscal year 2019.

Audit Committee:
G. Thomas Waite, III, Chair
H. James Dallas
Nathaniel C. Fick

  Certain Transactions with Related Parties

        The Company had no transactions with related parties during the fiscal year ended December 31, 2018 that would need to be disclosed pursuant to Item 404 of Regulation S-K. The Company prohibits conflict of interest activities, which includes within that definition related party transactions, by any director or officer, or persons related thereto, unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Company, (ii) has a material personal interest that will impair the person's ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Company. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Company for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Business Conduct. The Company's policy prohibiting conflict of interest activities is further described in the Code of Business Conduct.

        Our Board is comprised of independent members, as independence is defined under the NASDAQ Listing Standards, along with our Executive Chairman, our Executive Vice Chairman and our Chief Executive Officer, who are full-time employees and are not considered independent. From 2013 until May of 2018, Dr. Casteen served as the Presiding Independent Director, and since that time that role has been filled by Mr. Grusky. The Presiding Independent Director runs the Board in the Chairman's absence, and presides at meetings of the Board of Directors without the Executive Chairman, Executive Vice Chairman, and the CEO present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Executive Chairman's, Executive Vice Chairman's, and the CEO's performance. The Presiding Independent Director serves as the principal liaison on Board issues between the independent directors and the Executive Chairman and has the authority to:

  •
  Call meetings of the independent directors;

  •
  Ensure the quality, quantity, and timeliness of information to the Board; and

  •
  Consult and communicate with stockholders.

        The Board and its Compensation Committee continually evaluate the Company's strategy, activities, and in particular, compensation policies and practices, to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Company's compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Company's executive compensation program, as described in the Compensation Discussion and Analysis section above, does not encourage inappropriate risk taking and that the Company has in place a strong culture, organization structure, and compliance policies to manage operational risk effectively.

  CEO Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Karl McDonnell, our Chief Executive Officer (our "CEO").

        For 2018, our last completed fiscal year:

  •
  the annual total compensation of our median employee (other than our CEO) was $86,046, including the estimated value of such employee's health and welfare benefits; and

  •
  the annual total compensation of our CEO was $4,618,844, including the estimated value of his health and welfare benefits.

        Based on this information, for 2018 the ratio of the annual total compensation of Mr. McDonnell, our CEO, to the annual total compensation of our median employee was 54 to 1, which was determined as follows:

  1.
  Because the median employee identified in 2017 received a promotion, we selected as the median employee for 2018 an employee whose compensation was substantially similar to the median employee identified in 2017 but who did not receive a promotion in 2018. We do not believe there were any changes in our employee population or compensation arrangements in 2018 that would significantly impact our compensation ratio disclosure. For these purposes, we have excluded approximately 3,322 legacy Capella employees, including 1,208 part-time faculty members and 491 temporary workers, because the merger did not close until August 1, 2018 in accordance with the SEC's disclosure rules.

  2.
  For purposes of identifying our "median employee" in 2017, we selected December 31, 2017 as the date upon which we identified the "median employee." We determined that, as of December 31, 2017, our employee population consisted of approximately 1,470 individuals, all located in the United States. This population consisted of our full-time faculty, full-time non-faculty staff, and part-time non-faculty staff.

  a.
  We did not include adjunct faculty in this population, because no such adjunct faculty were employed with us on December 31, 2017. Adjunct faculty provide services for a limited period of time during academic quarters, and no adjunct faculty were under contract on December 31, 2017.

  3.
  To identify the "median employee" from our employee population, we compared the total compensation of our employees as reflected in our payroll records.

  a.
  In making this determination, we annualized the compensation of approximately 300 employees who were hired in 2017 but did not work for us for the entire fiscal year.

  4.
  We identified our median employees using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the "median employee".

  5.
  Once we identified our median employee, we combined all of the elements of such employee's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus the estimated value of the median employee's health and welfare benefits ($19,627), resulting in annual total compensation of $86,046.

  6.
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the "Summary Compensation Table," set forth above, plus the estimated value of the CEO's health and welfare benefits ($18,719).

 PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. PricewaterhouseCoopers LLP has acted as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. Although stockholder ratification of the appointment of auditors is not required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

        The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

  Principal Accounting Fees and Services

        Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2017 and 2018:

	2017	2018
Audit Fees(1)	$1,147,000	$2,385,000
Audit-related fees(2)	163,695	200,000
Tax Fees(3)	134,498	143,808
All other fees(4)	1,800	2,727

Total fees	$1,446,993	$2,731,535

(1)
Audit fees include fees for the annual audit of the consolidated financial statements, quarterly reviews of our interim financial statements, SEC registration statements, and other filings. The increase in 2018 is due to fees incurred in connection with the merger with Capella Education Company, including providing additional audited financial statements of the combined corporation to the Department of Education as of the merger date.

(2)
Audit-related fees consisted of due diligence services related to the merger with Capella Education Company.

(3)
Tax fees relate to professional services for tax compliance, advice, and planning services.

(4)
All other fees consisted of non-audit and accounting research services.

        It is the Audit Committee's policy to pre-approve all audit and non-audit related services provided by the Company's independent registered public accounting firm. All of the services described above were pre-approved by the Company's Audit Committee.

 PROPOSAL 3

Advisory Vote on the Compensation of the Named Executive Officers

        This proposal, commonly known as a "Say on Pay" proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.

        As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:

  •
  To ensure compliance with applicable regulatory, legal and ethical business standards,

  •
  To attract and retain highly qualified and productive individuals,

  •
  To reward superior contribution to the long term performance of the Company,

  •
  To encourage officers and directors to think like owners and align their interests accordingly.

        Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Company's executive compensation with the best interests of the Company and its stockholders.

        The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

          RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.

        The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote "for" this proposal.

 Stockholder Proposals

        All stockholder proposals intended to be considered for inclusion in the Company's proxy materials for the 2020 Annual Meeting of Stockholders must be received by the Company no later than November 8, 2019 and must comply with all applicable SEC and other rules.

        Under the Company's Bylaws, if a stockholder wishes to present an item of proper business at the 2020 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company's proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Company's Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 8, 2019 and no later than December 8, 2019. Such notice must include all of the information required by the Company's Bylaws.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker.

        You may also request an additional proxy statement and annual report by sending a written request to:

Strategic Education, Inc.
Attn: Lizette B. Herraiz
General Counsel & Secretary of the Board
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

        Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

Other Matters

        The Company knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

STRATEGIC EDUCATION, INC. REVOCABLE PROXY ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2019 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints Robert S. Silberman, Lizette B. Herraiz, and Daniel W. Jackson and any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 30, 2019 at 8:00 a.m. (CT) at 225 South 6th Street, Minneapolis, MN 55402, and at any adjournments thereof, in respect of all shares of the Common Stock of the Company which the undersigned may be entitled to vote, on the matters as shown on the other side: PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. (Continued and to be marked, dated and signed on other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 30, 2019. Our 2019 Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/strategiceducation/2019

Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSALS 2 AND 3. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3 AND FOR ALL NOMINEES ON PROPOSAL 1. 1. Election of Directors FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Robert S. Silberman 05 Rita D. Brogley 09 Karl McDonnell 10 Todd A. Milano 06 Dr. John T. Casteen, III 02 J. Kevin Gilligan 03 Robert R. Grusky 11 G. Thomas Waite, III 07 H. James Dallas 08 Nathaniel C. Fick 04 Dr. Charlotte F. Beason 3. To approve, on an advisory basis, the compensation of the named executive officers. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent registered public accounting firm for the fiscal year ending December 31, 2019. FORAGAINSTABSTAIN This section must be completed for your vote to be counted. – Date and Sign Below. FORAGAINSTABSTAIN Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Please indicate if you Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) plan to attend this meeting owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIEW MATERIALS & VOTE PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/STRA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. CONTROL NUMBER SCAN TO DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

QuickLinks

FINANCIAL SUMMARY
Voting Information
PROPOSAL 1 Election of Directors
Nominees for Directors
Director Compensation Table
Outstanding Stock Awards Table
Committee Memberships
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OBJECTIVES
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year-End
Outstanding Option Awards Table at Fiscal Year-End
Outstanding Stock Awards Table at Fiscal Year-End
Equity Compensation Plan Information as of December 31, 2018
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm
PROPOSAL 3 Advisory Vote on the Compensation of the Named Executive Officers
Stockholder Proposals
Other Matters